STEPP LAW GROUP
a professional corporation

32 EXECUTIVE PARK, SUITE 105
IRVINE, CALIOFRNIA 92514-6742
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EXHIBIT 5.1 OPINION OF COUNSEL

March 28, 2006

Xinhua China Ltd.
A-11 Chaowai Men Property Trade Center Office Building
No. 26 Chaoyangmen Wai Street
Chaoyang District
Beijing, P.R. China 100020

Attention:   Board of Directors

Re:  Common Stock of Xinhua China Ltd. registered by Registration Statement on Form SB-2

We have acted as special counsel to Xinhua China Ltd., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the “Registration Statement”) in regards to the registration pursuant to the Securities Act of 1933, as amended, of as many as 41,035,000 shares of the Company’s $.00001 par value common stock for resale by the selling stockholders specified in the Registration Statement.  As specified in the Registration Statement, to be filed with the Securities and Exchange Commission on or about March 28, 2006, the Company is registering for resale:

  as many as 20,000,000 shares of the Company’s $.00001 par value common stock (the “Conversion Shares”) which may be issued to the selling stockholders upon conversion, and on the terms and subject to the conditions, of certain secured convertible debentures issued and to be issued by the Company (the “Debentures”);

  as many as 20,000,000 shares of the Company’s $.00001 par value common stock (the “Security Shares”) which may be issued to the selling stockholders upon conversion, and on the terms and subject to the conditions, of the Debentures; and

Xinhua China Ltd.
March 28, 2006

  as many as 1,035,000 shares of the Company’s $.00001 par value common stock (the “Warrant Shares”), which may be issuable to the selling stockholders upon exercise of certain warrants issued by the Company in connection with the financing transaction for which the Debentures were issued (the “Warrants”).

It is our opinion that:

  the Conversion Shares, if and when issued to the selling stockholders upon conversion, and on the terms and subject to the conditions, of the Debentures, will be duly and validly authorized and issued, fully paid, and non-assessable;

  the Security Shares, if and when issued to the selling stockholders upon conversion, and on the terms and subject to the conditions, of the Debentures, will be duly and validly authorized and issued, fully paid, and non-assessable; and

  the Warrant Shares, if and when issued to the selling stockholders on the terms, and subject to the conditions, of the Warrants, will be duly and validly authorized and issued, fully paid, and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.  We consent to the use of our name in the Registration Statement.

Finally, of course, in the event that you have any questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW GROUP
a professional corporation

/s/ Thomas E. Stepp, Jr.

Thomas E. Stepp, Jr.
TES/azo